HERE IS YOUR ALLMERICA
SURVIVORSHIP VARIABLE
LIFE INSURANCE POLICY

FROM ALLMERICA FINANCIAL LIFE
INSURANCE AND ANNUITY
COMPANY

PLEASE READ IT CAREFULLY

THIS FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY IS A LEGAL CONTRACT between you (the owner) and Allmerica Financial Life Insurance Company. We will pay your beneficiary the net death benefit when the surviving insured dies, while this policy is in force.

YOU MAY CHANGE THE AMOUNT of insurance as well as the payments you make. You may direct your net payments into an account that has a guaranteed minimum interest rate, and into sub-accounts of an account that has a rate of return that will vary. These two accounts are called the Fixed and Variable Accounts.

THE VALUE OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE ACCORDING TO ITS INVESTMENT RESULTS. FOR MORE DETAILS, PLEASE SEE THE VARIABLE ACCOUNT POLICY VALUE PROVISION ON PAGE [14].

THE VALUE IN THE FIXED ACCOUNT will accumulate interest at a rate set by us which will not be less than 4% a year.

THE AMOUNT OF THE DEATH BENEFIT AND THE LENGTH OF TIME THIS POLICY WILL REMAIN IN FORCE MAY BE VARIABLE OR FIXED AS DESCRIBED IN THE DEATH BENEFIT PROVISIONS BEGINNING ON PAGE [20] AND THE PROVISIONS BEGINNING ON PAGE [12].

SUMMARY:

- SURVIVORSHIP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

- ADJUSTABLE SUM INSURED

- DEATH PROCEEDS PAYABLE AT DEATH OF THE SURVIVING INSURED

- FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE

- COVERAGE TO THE FINAL PAYMENT DATE AND AMOUNT OF POLICY VALUE NOT GUARANTEED

- NONPARTICIPATING

YOUR RIGHT TO EXAMINE THIS POLICY

You have the right to void this policy by returning it to our Home Office at 440 Lincoln Street, Worcester, MA 01653, or to one of our authorized representatives within ten days after receiving it.

If you return the policy, it will be void from the date of its issue, and you will receive a refund equal to the total of:

- the difference between any payments made, including fees or other charges, and the amounts allocated to the Variable Account, and

- the value of the amounts in the Variable Account on the date the returned policy is received at our Principal Office, and

- any fees or other charges imposed on amounts in the Variable Account.


President


Secretary

Allmerica Financial Life Insurance and Annuity Company
Home Office:                            Dover, Delaware
Principal Office:                    440 Lincoln Street
                                          Worcester, MA
                                                  01653

Form 1034-99                          1

TABLE OF CONTENTS

Cover Page..........................................  1
Specifications Page.................................  3
Riders/Endorsements.................................  3
Monthly Insurance Protection Charges................  4
Important Definitions...............................  8
General Terms.......................................  9
Information About You and the Beneficiary........... 10
What You Should Know About the
Premiums............................................ 11
Information About the Value of Your Policy.......... 12
What You Should Know About the
Variable Account.................................... 14
What You Should Know About the Fixed
Account............................................. 15
What You Should Know About Transfers................ 16
If You Want to Borrow from Your Policy.............. 17
Details on Surrenders and Partial
Withdrawals......................................... 17
What You Should Know About the Death
Benefit............................................. 18
Payment of Benefits................................. 21



ALPHABETICAL INDEX

Addition, Deletion or Substitution of Investments... 15
Allocation of Net Payments.......................... 12
Assignment.......................................... 10
Basis of Value of the Fixed Account................. 16
Beneficiary......................................... 10
Death Benefit....................................... 18
Decrease in Face Amount............................. 20
Entire Contract.....................................  9
Fixed Account....................................... 15
Fixed Account Policy Value.......................... 15
Foreclosure......................................... 17
Grace Period........................................ 11
Increase in Face Amount............................. 19
Lapse............................................... 11
Loans on Policy..................................... 18
Misstatement of Age or Sex..........................  9
Monthly Insurance Protection Charge.................  8
Net Investment Factor............................... 15
Owner............................................... 10
Partial Withdrawals................................. 18
Payment Options..................................... 23
Policy Value........................................ 12
Postponement of Payment............................. 19
Preferred Loan Option............................... 18
Premiums............................................ 11
Protection of Benefits..............................  9
Reinstatement....................................... 12
Right to Contest Policy.............................  9
Right to Examine....................................  1
Suicide Exclusion...................................  9
Surrender........................................... 18
Transfers........................................... 17
Valuation Dates and Periods......................... 15
Variable Account.................................... 14
Variable Account Policy Value....................... 14


Form 1034-99                          2

WHO IS INSURED AND FOR
HOW MUCH?

                                        _
                                       |
                POLICY OWNER'S NAME:    John Doe

 FIRST INSURED'S NAME AND ISSUE AGE:    John Doe    35

SECOND INSURED'S NAME AND ISSUE AGE:    JANE DOE    35

   UNDERWRITING CLASS FIRST INSURED:    Standard Non-Smoker Male Premium Class

  UNDERWRITING CLASS SECOND INSURED:    Standard Non-Smoker Female Premium Class

                      POLICY NUMBER:    VM00000001

                INITIAL FACE AMOUNT:    $250,000

                      DATE OF ISSUE:    11/15/1999

            MONTHLY PROCESSING DATE:    On the 15th day of each month

            YOUR FINAL PAYMENT DATE:    11/15/2063

           THE DEATH BENEFIT OPTION

                    YOU HAVE CHOSEN:    Option 1                     _|


ADDITIONAL INSURANCE BENEFITS

               TERM INSURANCE RIDER:    See rider


YOUR MAXIMUM PAYMENT
                                        _
           GUIDELINE SINGLE PREMIUM:   |$40,198.35

            GUIDELINE LEVEL PREMIUM:    $4,079.23_|



Form 9034-99                          3

THE CHARGES YOU WILL PAY

MONTHLY INSURANCE PROTECTION CHARGES: See pages [5], [13] and [14].

TRANSFER CHARGE: You may make 12 transfers in any policy year free of charge. After 12 transfers, you may be charged up to $25 to transfer funds from one account to another, see page [17].

VARIABLE ACCOUNT MORTALITY AND EXPENSE RISK CHARGE: You will be assessed a charge each month not to exceed 1/12 of [0.55%] on an annual basis of the daily net asset value of the Variable Account for the mortality and expense risks assumed by us during the first [240] months this policy is in force and 1/12 of [0.35%] on an annual basis thereafter.

MINIMUM MONTHLY PAYMENT: A monthly factor of [$42.18], used to determine if your policy will lapse within 48 months of the date of issue; see page [11].

PAYMENT EXPENSE CHARGE: [8.35%] of each gross payment in all contract years

MONTHLY ADMINISTRATIVE CHARGE: [$16.00] per month for the first [60] months this policy is in force, [$6.00] per month thereafter.

MONTHLY EXPENSE CHARGE: [$22.50] each month for the first [120] months this policy is in force. A new monthly expense charge will be applied for the first [120] months after an increase.

PARTIAL WITHDRAWAL TRANSACTION CHARGES: If you withdraw part of your funds, we will deduct a 2% withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal. This charge will not be higher than the surrender charge; see page [18].

SURRENDER CHARGE FOR INITIAL FACE AMOUNT: If you surrender this policy during the first ten years, except as otherwise provided in the Reinstatement provision, you will be charged a surrender charge as shown below:

             Year                         Surrender Charge
                                            _
              1                            | $4,507

              2                              $4,007

              3                              $3,506

              4                              $3,005

              5                              $2,504

              6                              $2003

              7                              $1,502

              8                              $1,002

              9                              $  501

             10                              $    0
                                                  _|



Form 9034-99                          4

       YOUR MONTHLY INSURANCE PROTECTION CHARGES ARE GUARANTEED NEVER TO
                       GO HIGHER THAN THE FOLLOWING:


        INSURANCE PROTECTION           INSURANCE PROTECTION

    AGE*   RATE PER $1000          AGE*   RATE PER $1000
     _                                              _
    |35       0.000026              70       0.916171|
     36       0.000084              71       1.087231
     37       0.000160              72       1.277131
     38       0.000257              73       1.520309
     39       0.000375              74       1.813278

     40       0.003600              75       2.155917
     41       0.004765              76       2.549448
     42       0.006130              77       2.993204
     43       0.007751              78       3.487290
     44       0.009616              79       4.042261

     45       0.011836              80       4.677258
     46       0.014433              81       5.411422
     47       0.017480              82       6.267621
     48       0.021045              83       7.264384
     49       0.025222              84       8.391858

     50       0.030145              85       9.645467
     51       0.036026              86       11.006968
     52       0.043116              87       12.476371
     53       0.051684              88       14.034587
     54       0.061858              89       15.699852

     55       0.073886              90       17.478050
     56       0.087950              91       19.402100
     57       0.104038              92       21.532475
     58       0.122288              93       23.977165
     59       0.143629              94       27.051140

     60       0.168925              95       31.414780
     61       0.199039              96       38.571130
     62       0.235910              97       52.301685
     63       0.281480              98       83.333333
     64       0.337115              99       83.333333
                                                     _|
     65       0.402913
     66       0.479669
     67       0.567515
     68       0.666914
     69       0.781089
    |_

*Based on younger insured's age, assuming the younger insured continues to live to age 100, even after death if younger insured is first to die.


Form 9034-99                          5

                    MINIMUM DEATH BENEFIT -- OPTIONS 1 AND 2

                    GUIDELINE MINIMUM SUM INSURED TEST TABLE

         AGE*      PERCENTAGE             AGE*   PERCENTAGE

       Thru 40        250%                60        130%
          41          243%                61        128%
          42          236%                62        126%
          43          229%                63        124%
          44          222%                64        122%

          45          215%                65        120%
          46          209%                66        119%
          47          203%                67        118%
          48          197%                68        117%
          49          191%                69        116%

          50          185%                70        115%
          51          178%                71        113%
          52          171%                72        111%
          53          164%                73        109%
          54          157%                74        107%

          55          150%            75 thru 90    105%
          56          146%                91        104%
          57          142%                92        103%
          58          138%                93        102%
          59          134%                94        101%
                                       95 - 100     100%


*Based on younger insured's age, assuming the younger insured continues to live to age 100, even after death if younger insured is first to die.


Form 9034-99                          6

                       MINIMUM DEATH BENEFIT -- OPTION 3

                      CASH VALUE ACCUMULATION TEST TABLE

          AGE*    PERCENTAGE            AGE*     PERCENTAGE
           _                                            _
          |35       639.54%              70       173.73%|
           36       614.95%              71       168.37%
           37       591.31%              72       163.29%
           38       568.59%              73       158.50%
           39       546.76%              74       153.98%

           40       525.78%              75       149.76%
           41       505.65%              76       145.80%
           42       486.31%              77       142.12%
           43       467.74%              78       138.67%
           44       449.90%              79       135.45%

           45       432.76%              80       132.44%
           46       416.31%              81       129.63%
           47       400.51%              82       127.01%
           48       385.35%              83       124.59%
           49       370.79%              84       122.35%

           50       356.81%              85       120.30%
           51       343.40%              86       118.42%
           52       330.53%              87       116.68%
           53       318.19%              88       115.07%
           54       306.35%              89       113.56%

           55       295.01%              90       112.13%
           56       284.14%              91       110.74%
           57       273.73%              92       109.36%
           58       263.76%              93       107.95%
           59       254.21%              94       106.48%

           60       245.07%              95       104.89%
           61       236.31%              96       103.19%
           62       227.95%              97       101.39%
           63       219.95%              98        99.79%
           64       212.33%              99        99.85%
                                                        _|
           65       205.06%
           66       198.15%
           67       191.58%
           68       185.33%
           69       179.38%
          |_

*Based on younger insured's age, assuming the younger insured continues to live to age 100, even after death if younger insured is first to die.


Form 9034-99                          7

                             IMPORTANT DEFINITIONS

AGE means how old each insured is on the birthday closest to the policy anniversary.

ASSIGNEE is the person to whom you have transferred your ownership of this policy.

COMPANY means Allmerica Financial Life Insurance and Annuity Company, also referred to as we, our, and us. Our telephone number is [1-800-366-1492.]

DATE OF ISSUE is stated on page 3 of the policy. Policy months, years and anniversaries are measured from this date.

EARNINGS means the amount by which the policy value exceeds the sum of the payments made less all withdrawals and withdrawal charges. Earnings are calculated on each monthly processing date.

EVIDENCE OF INSURABILITY is the information, including medical information, that we use to decide the underwriting class for the people who are insured.

FACE AMOUNT is the amount of insurance you elect to buy in the application or enrollment form. The face amount is shown on page 3 of the policy. The death benefit is based on the face amount; see the Net Death Benefit provisions beginning on page [20].

FINAL PAYMENT date is the policy anniversary nearest the younger insured's 100th birthday. No payments may be made by you after this date.

INSURANCE PROTECTION AMOUNT is the death benefit minus the policy value.

MONTHLY INSURANCE PROTECTION CHARGE is the amount of money we deduct from the policy value each month to pay for the insurance, see pages [13] and [14] for more details.

MONTHLY PROCESSING DATE is the date on which the monthly insurance protection charge is deducted from the policy value. This date is shown on page 3 of the policy.

NET PAYMENT is your payment to us less the payment expense charge shown on page 4 of the policy.

OUTSTANDING LOAN means all unpaid policy loans plus interest due or accrued on such loans.

POLICY CHANGE means any change in the face amount, either underwriting class, the addition or deletion of a rider, or a change in the death benefit option.

POLICY VALUE is the sum of your values in the Variable Account and the Fixed Account.

PREMIUM means a payment you must make to keep the policy in force.

PRINCIPAL OFFICE means our office located at 440 Lincoln Street, Worcester, Massachusetts 01653.

PRO RATA refers to an allocation among the sub-accounts of the Variable Account and the Fixed Account. A pro-rata allocation will be in the same proportion that the policy value in each sub-account of the Variable Account and the unloaned policy value in the Fixed Account have to the total unloaned policy value.

RIDER is an optional benefit, which may be added to your policy for an additional charge.

SPECIFICATION PAGES contain information specific to your policy, and are located after the Table of Contents in your policy.

SUB-ACCOUNTS are subdivisions of the Variable Account investing exclusively in the shares of one or more Funds, which you chose for your initial allocations.

SURVIVOR OR SURVIVING INSURED means the second to die of the two people named as insureds on page 3 of this policy.

SURVIVOR'S DATE OF DEATH means the date of death of the second insured to die.

UNDERWRITING CLASS is the insurance risk classification that we assign to each insured based on the information in the application or enrollment form and any other evidence of insurability we obtain. Each insured's underwriting class affects the monthly insurance protection charge and the amount of the payments required to keep the policy in force. The underwriting class for each insured can be different.

WRITTEN NOTICE OF CLAIM means written notification of the death of the surviving insured received in the Principal Office of the Company.


Form 1034-99                          8

WRITTEN REQUEST is a request you make in writing in a form which is satisfactory to us and which is filed at our Principal Office.

YOU OR YOUR means the owner of this policy as shown in the application or in the latest change filed with us.

                                GENERAL TERMS

OUR RIGHT TO CONTEST THE POLICY IS LIMITED: A contest is any action taken by us to cancel your insurance or deny a claim based on untrue or incomplete answers in your application. We cannot contest the initial face amount of the policy if it has been in force for two years from the date it is issued, and both insureds are alive at the end of this two-year period.

If the face amount is increased or either underwriting class is changed at your request, we cannot contest the increase or change after it has been in force for two years from its effective date and both insureds are alive.

ENTIRE CONTRACT: This policy, with a copy of the applications, and any endorsements attached to it, is the entire contract between you and us. The entire contract also includes: a copy of any application to increase the face amount or to change to a better underwriting class; any new specification pages; and any supplemental pages issued.

We assume that the information you and the insureds provide in any application is accurate and complete to the best of your knowledge. If we contest this policy or deny a claim, we may use only the information you and the insured provided in an application. Our representatives are not permitted to change this policy or extend the time for paying premiums. Only our President, a Vice President or Secretary may change the provisions of this policy, and then only in writing.

NONPARTICIPATING: No insurance dividends will be paid on this policy.

ADJUSTMENT OF COST FACTORS: We determine the monthly insurance protection charge and Fixed Account interest rates and expense charges which are used to calculate the policy value, subject to the guarantees noted in this policy. Any changes in these charges and rates will be made by underwriting class only, and will be based on changes in our future expectations for such things as: our investment earnings, our expenses, life expectancy rates, and how many policy owners keep their policies.

SUICIDE EXCLUSION: If either insured, while sane or insane, commits suicide within two years of the date this policy is issued, we will not pay a death benefit. The beneficiary will receive only the total amount of payments made to us less any outstanding loan and amounts withdrawn. If the face amount is increased at your request, and then either of the insureds commits suicide within two years, while sane or insane, we will not pay the increased amount. Instead the beneficiary will receive the monthly expense charges and monthly insurance protection charges paid for this increase, plus any net death benefit otherwise payable.

MISSTATEMENT OF AGE OR SEX: If either insured's age or sex is not correctly stated, we will adjust the net death benefit we will pay. The amount will be:

- the policy value, plus

- the insurance protection amount that would have been purchased by the last monthly insurance protection charge using the correct age and sex.

No adjustment will be made if the underwriting class is unisex and there has been a misstatement of sex.

NOTICE OF FIRST TO DIE: You must submit to our Principal Office due to proof of the death of the insured who dies first. Such due proof must be mailed within 90 days after such death or as soon thereafter as is reasonably possible.

PROTECTION OF BENEFITS: To the extent allowed by law, the benefits provided by this policy cannot be reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate or encumber the policy value or benefit unless you give them this right.

PERIODIC REPORT: We will mail a report to you at your last known address at least once a year. This report will provide the following information.

- death benefit;


Form 1034-99                          9

- policy values in each sub-account and in the Fixed Account;

- the value of the policy if you surrender it;

- payments made by you and monthly deductions by us since the last report; and

- outstanding loan and any other information required by law.

                    INFORMATION ABOUT YOU AND THE BENEFICIARY

OWNER: The first insured is the owner of this policy unless another person (which could include a trust, corporation, partnership, etc.) is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. Whenever the face amount of insurance is increased, the insureds must agree.

ASSIGNMENT: You may change the ownership of this policy by sending us a written request. An absolute assignment will transfer ownership of the policy from you to another person called the assignee.

You may also assign this policy as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

An assignment will take place only when the written request is recorded at our Principal Office. When recorded, it will take effect on the date you signed it. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any assignee's interest is valid.

BENEFICIARY: You name the beneficiary to receive the net death benefit. The beneficiary's interest will be affected by any assignment you make. If you assign this policy as collateral, all or a portion of the net death benefit will first be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled to it.

Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this policy. Unless you have asked otherwise, this policy's beneficiary will be revocable.

Any change of the beneficiary must be made prior to the survivor's date of death. This change will take place on the date the request is signed, even if neither insured is living on the day we receive it. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request.

If a beneficiary dies before the second insured to die, his or her interest in this policy will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the insured, the net death benefit will pass to you or your estate.

COMMON DISASTER PROVISION: The beneficiary must be alive 10 days following the survivor's date of death in order to be entitled to receive a benefit; otherwise we will pay the net death benefit as though the beneficiary died before the surviving insured. The number of days which the beneficiary must survive may be changed by your written request. You may also cancel this provision by written request.


Form 1034-99                          10

                   WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS

PREMIUMS: This policy will not be in force until the first premium is paid to us. Additional payments may be made to us at any time before the final payment date. We reserve the right to obtain evidence of insurability, which is satisfactory to us as a condition to accepting any premium, which would increase the death benefit by more than the amount of the payment. Payments must be sent either to our Principal Office or to our authorized representative.

If you request it in writing, we will send you a signed receipt after payment. The payment amount, which must be paid to keep the policy in force, is described in the Grace Period and Policy Lapse provision.

MAXIMUM PAYMENT LIMITS: We may limit the amount you pay to us in any policy year if your death benefit option is either 1 or 2; see page [20]. This limit will not be less than the guideline level premium; however, the sum of all payments made from the issue date, minus any partial withdrawals, may not be more than the greater of:

- the guideline single premium, or

- the sum of the guideline level premiums to the date of payment.

The guideline premium amounts are shown on page 3 of the policy. These premium limitations will not apply if they prevent you from paying us enough to keep the policy in force.

Guideline premiums are determined according to rules in the federal tax law, and will be adjusted as that law changes.

If the maximum payment limit applies to this policy, the excess payment will be applied first to the outstanding loan and we will then return any balance to you.

PREMIUM GRACE PERIOD AND POLICY LAPSE: We will send you a notice if your payments are not enough to keep the policy in force. Your policy will continue for 62 days, which is the grace period.

The first day of the grace period is called the date of default. We will send the notice to your last known address, or to the person you name to receive this notice, showing the due date and the amount of premium you must pay to keep the policy in force.

The date when the grace period begins and the amount you must pay depends on how long the policy has been in force and whether there have been any increases in the face amount.

Beginning on the date this policy is issued or the effective date of any increase in the face amount, whichever is later, and continuing for the next 47 monthly processing dates, the grace period will begin when both the following conditions occur:

- the policy value less outstanding loan is less than the amount needed to pay the next monthly deduction; and

- the sum of the payments made minus any outstanding loan, partial withdrawals and withdrawal charges since the latest of the following three dates:

  - the date this policy is issued, or

  - the effective date of any increase in the face amount, or

  - the date of any policy change which changes the minimum monthly payment,

is less than the accumulated minimum monthly payments to date.

Thereafter, the grace period will begin if the policy value less outstanding loan on a monthly processing date is less than the amount needed to pay the next monthly deduction plus any outstanding loan interest.

The minimum monthly payment, which is shown on page 4 of the policy, will change if the policy is changed; it will be listed in new specification pages provided to you.

The death benefit during the grace period will be reduced by any overdue charges. The policy will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse.

REINSTATEMENT: If this policy has lapsed or foreclosed for failure to pay loan interest, and has not been surrendered, it may be restored (called "reinstated" in this policy) within three years after the date of default or foreclosure. We will reinstate the policy on the monthly


Form 1034-99                          11
processing date following the day we receive all of the following items:

- a written application for reinstatement,

- evidence of insurability showing the insureds are insurable according to our underwriting rules, and

- a payment large enough to keep the policy in force for three months.

You may repay or reinstate any outstanding loan on the date of default or foreclosure.

Your reinstatement premium will be allocated to the Fixed Account until we approve your application, at which time we will transfer the reinstatement premium, plus accrued interest, as you directed in your last payment allocation request.

The policy value on the reinstatement date is:

- the net payment to reinstate the policy, including the interest earned from the date we received your payment; plus

- an amount equal to the policy value less any outstanding loan on the default date; less

- the monthly deduction due on the rein-statement date.

The amount of the surrender charge and the surrender charge period remaining on the reinstatement date are those which were in effect on the date of default.

                 INFORMATION ABOUT THE VALUE OF YOUR POLICY

NET PAYMENT AND ALLOCATION OF NEW PAYMENTS: A net payment is a payment made to us reduced by the payment expense charge. The payment expense charge covers our expenses for local, state and federal taxes we must pay and other expenses. We reserve the right to change the payment expense charge, which is shown on page 4 of the policy, only to reflect any changes in tax expenses.

Each net payment will be added to the policy value. The policy value consists of all the money in the Variable Account and the Fixed Account.

ALLOCATION OF NET PAYMENTS: If you make a payment with your application or at any time before the date of issue, we will hold the net payment in the Fixed Account as of the day we receive it at our Principal Office. When the policy has been issued, we will transfer any funds from the Fixed Account (which were not allocated by you to the Fixed Account) as you directed in your application or by later request. All net payments received thereafter will be allocated in accordance with your most recent payment allocation request. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. A processing charge of up to $25 may be made for changing the payment allocation.

MONTHLY DEDUCTION: the monthly deduction is the sum of the following charges:

- the monthly insurance protection charges;

- the monthly administrative charge shown on page 4 of the policy;

- the monthly expense charge shown on page 4 of the policy;

- the mortality and expense risk charge shown on page 4 of the policy;

- any monthly rider charge(s).

Monthly deductions are made on the date of issue and on each monthly processing date until the final payment date. Thereafter, the mortality and expense risk charge will be deducted on the monthly processing date for the life of the insured.

You may choose one or more sub-accounts from which the monthly deduction will be made. If you do not make a choice, we will deduct the monthly deduction pro-rata. In the event any charge is greater than the value of a sub-account to which it relates on a monthly processing date, the unpaid balance will be totaled and allocated pro-rata among the other sub-accounts of the Variable Account.

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

The monthly insurance protection charge equals the sum of the charges that apply to:


Form 1034-99                          12

- the initial face amount, plus

- each increase in the face amount.

We will determine the monthly insurance protection charge each month. Any changes in this charge will be made by underwriting class. If you decrease the face amount of the policy, we will adjust the monthly insurance protection charge according to the Benefit Change provision on page [21].

The monthly insurance protection charge for the initial face amount will not be more than (1) multiplied by (2) where:

- (1) is the insurance protection rate shown for the younger insured's age in the Table on page 5; and

- (2) is the initial face amount divided by 1,000.

For the purposes of this calculation, if one of the level death benefit options (see page [20]) is in effect, the initial face amount will be reduced by the policy value, minus charges for rider benefits and expense charges at the beginning of the month, but not less than zero.

If you increase the face amount, the monthly insurance protection charge will not be more than (3) multiplied by (4) where:

- (3) is the insurance protection rate applicable to the increased face amount for the younger insured's age; and

- (4) is the amount of the increase in the face amount divided by 1,000.

For purposes of this calculation, "age" means how old the younger insured is on the birthday closest to the anniversary of the effective date of the increase. If one of the level death benefit options is in effect and the policy value is higher than the initial face amount, the excess policy value, minus charges for rider benefits and expense charges at the beginning of the month, will be used to reduce any increases in the face amount in the order in which the increases were issued.

If the death benefit is the minimum death benefit required for the policy to qualify as life insurance under the federal tax law (see page [20]), the monthly insurance protection charge for the portion of the death benefit, which exceeds the face amount (i.e., initial face amount plus any increases), will not be higher than (5) multiplied by (6) divided by 1,000 where:

- (5) is the insurance protection rate applicable to the initial face amount;
  and

- (6) is the death benefit less:

- the greater of the face amount or the policy value if either of the level death benefit options is in effect, or

- the face amount plus the policy value, if the Death Benefit Option 2 (see page [20]) is in effect.

INSURANCE PROTECTION RATES. The cost of insurance rate includes an expense factor and a mortality factor. The expense factor covers a portion of our acquisition costs and administrative expenses. The mortality factor is based on each insured's

- age,

- sex (unless this policy is issued in a unisex class as indicated on page 3 of the policy),

- underwriting class, and

- face amount.

The guaranteed rates will be no greater than the:

- the Commissioners 1980 Standard Ordinary Mortality Table, Male, Female, or Table D for unisex risks (Smoker or Non-Smoker versions of these tables are used if an insured is over 17 years of age on the date of issue), and

- appropriate increases in such tables for rated risks.

The insurance protection rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We will review the actual insurance protection rates for this policy whenever we change these rates for new policies. In any event, rates will be reviewed not more often than once each year, but not less than once in a five-year period.


Form 1034-99                          13

               WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT

VARIABLE ACCOUNT: The value of your policy will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business we conduct.

This account, which we established to support variable life insurance policies, is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Delaware.

This account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of the sub-accounts in which you first chose to invest.

VARIABLE ACCOUNT POLICY VALUE: Net payments made, which are allocated to the sub-accounts, will purchase units of the sub-accounts.

The number of units purchased in each sub-account is equal to the portion of the net payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Principal Office or on the date value is trans-ferred to the sub-account from another sub-account or the Fixed Account.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, policy loan, partial withdrawal, partial withdrawal charge, transaction charge, monthly deduction, surrender or surrender charge allocated to the sub-account. Any transaction described in (2) will result in the cancellation of a number of units, which are equal in value. On each valuation date we will value the assets of each sub-account in which there has been activity. The policy value in a sub-account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

NET INVESTMENT FACTOR: This measures the investment performance of a sub-account during the valuation period that has just ended. This factor is equal to 1.00 plus the result from dividing (a) by (b) where:

- (a) is the investment income of the sub-account for the valuation period, plus capital gains, realized or unrealized, credited during the valuation period; minus capital losses, realized or unrealized, charged during the valuation period; adjusted for provisions made for taxes, if any; and

- (b) is the value of that sub-account's assets at the beginning of the valuation period?

Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right (subject to any required regulatory approvals) to change the method we use to determine the net investment factor.

VALUATION DATES AND PERIODS: A valuation date is each day that the New York Stock Exchange (NYSE) is open for business and any other day in which there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS: We may not change the investment policy of the Variable Account without the approval of the Insurance Commissioner of Delaware. This approval process is on file with the Commissioner of your state.

We reserve the right, subject to compliance with applicable law to add to, delete from, or substitute for the shares of a Fund that are held by the Variable Account or that the Variable


Form 1034-99                          14

Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any eligible Fund is no longer appropriate for the purposes of the Variable Account.

We will notify you before we substitute any of your shares in the Variable Account. However, this will not prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts if holders request it.

We reserve the right to establish other sub-accounts, and to make them available to any class or series of policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law.

If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this policy by written notice to reflect the substitution or change. If we think it is in the best interests of our policy owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if the registration is no longer required. We may also combine it with other separate accounts.

FEDERAL TAXES: If we must pay taxes on the Variable Account, we will charge you for that tax. Although the account is not now taxable, we reserve the right to make a charge for taxes if the account becomes taxable.

SPLITTING OF UNITS: We reserve the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on policy benefits

                 WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT

FIXED ACCOUNT: The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

FIXED ACCOUNT INTEREST RATES: The interest rate credited to policy value in the Fixed Account is set by us but is guaranteed never to be less than 4%. We will review the non-guaranteed interest rate from time to time, at least once a year. The following guarantees apply to money in the Fixed Account:

- the interest rate in effect on the day we receive your payment at our Principal Office is guaranteed until the next policy anniversary unless you borrow money from that policy value.

- the interest rate in effect on the day funds are transferred from a sub-account of the Variable Account to the Fixed Account is guaranteed until the next policy anniversary unless you borrow from that policy value.

- the interest rate in effect on a policy anniversary is guaranteed for one year for those policy values in the Fixed Account on the policy anniversary so long as those values remain in the Fixed Account and are not borrowed.

FIXED ACCOUNT POLICY VALUE: On each monthly processing date, the policy value of the Fixed Account is:

- the policy value in this account on the preceding monthly processing date increased by one month's interest, plus

- net payments received since the last monthly processing date which are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us, plus

- Variable Account policy value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest from the date the policy value is transferred, minus


Form 1034-99                          15

- policy value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on these transfers from the transfer date to the monthly processing date, minus

- partial withdrawals from the Fixed Account, partial withdrawal charges and withdrawal transaction charges since the last monthly processing date, interest accrued on these withdrawals, and charges from the withdrawal date to the monthly processing date, minus

- any transaction charges allocated to the Fixed Account for any changes in the face amount since the last monthly processing date and interest accrued on such charges to the monthly processing date, minus

- the portion of the monthly deduction allocated to the policy value in the Fixed Account.

During any policy month the Fixed Account policy value will be calculated on a consistent basis.

BASIS OF VALUE OF THE FIXED ACCOUNT: We base the minimum surrender value in the Fixed Account on mortality no greater than the Commissioners 1980 Standard Ordinary Mortality Table, Male, Female or Table D for unisex risks (or appropriate increases in such tables for rated risks) with interest at 4% each year, compounded annually; however, if an insured is over age 17 on the day of issue, the minimum surrender value is based on the Smoker or Non-Smoker versions of such tables.

Actual policy values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this policy is delivered.

                    WHAT YOU SHOULD KNOW ABOUT TRANSFERS

You may transfer amounts between the Fixed Account and the sub-accounts or among sub-accounts, on request.

You may transfer, without charge, all or part of the policy value in the Variable Account to the Fixed Account once during the first 24 months after the policy is issued, and once during the first 24 months first after you have increased the face amount in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules, and will be permitted with our approval.

We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer.

We also reserve the right to limit the number of transfers that can be made in each policy year, and to set other reasonable rules controlling transfers.

If a transfer would reduce the policy value in a sub-account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred.

You will not be charged for the first 12 transfers in a policy year, but a transfer charge of up to $25 may be made on each additional transfer. Transfers that result from a policy loan or repayment of a loan are not subject to these rules


Form 1034-99                          16

                     IF YOU WANT TO BORROW FROM YOUR POLICY

Your policy will be the security for the loan.

AMOUNT YOU MAY BORROW: The total amount you may borrow is the loan value. The loan value is 90% of the result of the policy value minus the surrender charge.

If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata.

In order to secure the outstanding loan, we will transfer the policy value in each sub-account equal to the policy loan allocated to each sub-account to the Fixed Account.

LOAN INTEREST: Interest is due on policy loans. Except as otherwise provided in the Preferred Loan Option, the current rate of interest is [4.8%] and is guaranteed not to exceed 6%. Interest accrues daily, and is payable at the end of each policy year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the policy value in the Fixed Account, we will offset this shortfall by transferring funds from the sub-accounts to the Fixed Account. We will allocate the transferred amount pro rata among the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

REPAYING THE OUTSTANDING LOAN: You may repay the outstanding loan at any time before this policy lapses. When you repay it, we will transfer the policy value that is the Fixed Account to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments, but if you do not, we will allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred from it to secure the outstanding loan.

FORECLOSURE: If at any time your policy value less outstanding loan is insufficient to cover the monthly deduction, we will terminate the policy. We will mail a notice of this termination to the last known address of you and any assignee. If the excess outstanding loan is not paid within 62 days after this notice is mailed, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision on page [12].

PREFERRED LOAN OPTION: This option may be revoked by you at any time. While this option is in effect, the current annual interest rate charged to that portion on the policy loan that is secured by earnings will be 4%. This annual interest rate is guaranteed not to exceed 4.5%.

                 DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS

SURRENDER: You may cancel this policy and receive its surrender value as long as one of the insureds is living on the date we receive your written request in our Principal Office. The policy will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a benefit option.

SURRENDER VALUE: The surrender value equals the policy value minus the outstanding loan and surrender charges.

You will find the surrender charge for the initial face amount on page 4.
Any changes in this charge when you increase or decrease the face amount will be shown in new specification pages.

PARTIAL WITHDRAWALS: Partial withdrawals are not allowed during the first policy year. After the first policy year, you may withdraw up to 90% of the surrender value on written request. Each withdrawal must be at least $500. We will deduct a 2% withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal.

We also may deduct a withdrawal charge from the policy value. However, a portion of the partial withdrawal will not be subject to the withdrawal charge. This amount equals (a) minus (b), where:

- (a) is 10% of the policy value on the date we receive the written request at our Principal Office, and


Form 1034-99                          17

- (b) is the total of the withdrawals (or portions of them) made in the same policy year, which were exempt from the withdrawal charge.

We will charge you on the balance of the withdrawal, called the "excess withdrawal". This charge is calculated by multiplying the excess withdrawal amount by 5%. It never will exceed the surrender charge in effect on the withdrawal date.

Your policy's surrender charge will be reduced by any withdrawal charges. There will be no withdrawal charge if no surrender charge applies to the policy on the withdrawal date.

The partial withdrawal charge will decrease existing surrender charges in the following order:

- first, the most recent increase's surrender charge,

- second, the next most recent increase's surrender charges in succession, and

- last, the initial face amount's surrender charge.

If you elected one of the Level Death Benefit Options, the face amount and policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges. The face amount will be decreased in the following order:

- first, the most recent increase,

- second, the next most recent increases in succession, and

- last, the initial face amount.

If you elected the Death Benefit Option 2, the policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges.

We will not permit a partial withdrawal if it reduces the face amount to less than $240,000.

If you do not allocate a partial withdrawal and its charges among the Fixed Account and each sub-account, we will allocate that amount pro rata.

POSTPONEMENT OF PAYMENT: We may postpone any transfer from the Variable Account or payment of any amount payable on:

- surrender,

- partial withdrawal,

- transfer,

- policy loan, or

- death of the insured.

The postponement will continue during any period when:

- trading on the New York Stock Exchange (NYSE) is restricted as determined by the SEC, or the NYSE is closed for days other than weekends and holidays, or

- the SEC by order has permitted such suspension, or

- the SEC has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or policy loan from the Fixed Account for not more than six months from the day we receive your written request and, if it is required, your policy. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to pay premiums on our policies.

               WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT

NET DEATH BENEFIT: If the survivor dies while this policy is in force, we will pay the net death benefit. The amount of the net death benefit depends on which death benefit option is in effect on the date of death. (There are three death benefit options, which are described later.)


Form 1034-99                          18

We will deduct from the death benefit any outstanding loan, and monthly deductions due and unpaid through the policy month in which the survivor's death occurs, as well as any partial withdrawals and withdrawal charges.

Except as otherwise provided, we will pay interest from the survivor's date of death to the date the net death benefit is paid. If you choose a lump sum payment, the interest rate will be at least 3% a year, or the minimum rate set by law, whichever is greater. If the Death Benefit Option 2 is in effect on the survivor's date of death, we will begin calculating interest on the policy value portion of the net death benefit on the date we receive written notice of claim.

DEATH BENEFIT OPTIONS: You have three options for determining the amount of the death benefit. The option you elected in your application is shown on page 3 of the policy.

There are two level death benefit options: Death Benefit Option 1 and 3.

Under the level death benefit options, the death benefit is:

- the face amount, or

- the minimum death benefit, whichever is greater.

Under the Death Benefit Option 2, the death benefit is:

- the face amount plus the policy value on the date we receive written notice of claim (we will refund monthly deductions from the policy value after the survivor's date of death), or

- the minimum death benefit, whichever is greater.

REQUIRED MINIMUM AMOUNT OF DEATH BENEFIT: In order to qualify as "life insurance" under the federal tax law, this policy must provide a minimum death benefit. The minimum death benefit is obtained by multiplying the policy value by a percentage shown in the applicable Minimum Death Benefit Table for the attained age of the younger insured and the death benefit option. For the Death Benefit Options 1 and 2, the table used is the Guideline Minimum Sum Insured Table. This table is determined according to the guideline minimum sum insured test set forth in the Federal tax laws.

For the Death Benefit Option 3, the Cash Value Accumulation Table is used. This table is calculated to conform to the Cash Value Accumulation test set forth in the federal tax laws.

The minimum death benefit will be determined as of the date of death. The minimum death benefit will be adjusted to conform to any changes in the tax law.

DEATH BENEFIT OPTION CHANGES: If you have selected Death Benefit Option 3, you are not permitted by law to change your death benefit option. You may change your death benefit option only if you have selected either Death Benefit Options 1 or 2.

You may change the death benefit option by written request. Evidence of insurability may be required for a death benefit option change. The change will be made on the next monthly processing date after we approve your request.

You may not change your death benefit option more than once in any policy year or if the change reduces the face amount to less than $250,000 .

If you change from Death Benefit Option 1 to the Death Benefit Option 2, the face amount under the Death Benefit Option 2 will be equal to the death benefit under the Death Benefit Option 1, minus the policy value on the date of change.

If you change from the Death Benefit Option 2 to the Death Benefit Option 1, the face amount will be equal to the death benefit under the Death Benefit Option 2 on the date of change.

BENEFIT CHANGE: You may increase or decrease the face amount of insurance if you make a written request during the insureds' lifetimes.

You may not change the face amount if it does not meet the minimum death benefit requirement set by federal tax law.

INCREASE: To increase the face amount:

- you must complete our application and provide us with evidence of insurability; and

- the insureds must be under our maximum issue age for new insurance; and

- the insureds must be approved by us according to our underwriting rules; and


Form 1034-99                          19

- you must pay the amount which is necessary to keep the policy in force for three months if the policy value is less than this amount.

This increased face amount will become effective on the first monthly processing date on or following the date that all the conditions are met. We will provide you new specification pages, including a Supplemental Insurance Protection Charge Table. These pages will include the following information:

- effective date of the increase,

- amount of the increase,

- underwriting classes,

- monthly insurance protection charges for the increase,

- new minimum monthly payment,

- new monthly expense charge,

- new guideline premiums, and

- new surrender charges applicable to the entire policy.

We reserve the right to set a limit on the minimum amount of an increase in the face amount. No increase may be less than our minimum limit in effect on the date we receive your request.

You may return the new specification pages to us within ten days after receiving them. If you return these pages, we will consider the increase void from the beginning. We will add the charges back to the policy value unless you request otherwise. We will also cancel any surrender charge for the increase.

DECREASE: You may decrease the face amount of the policy at any time. It will be effective on the first monthly processing date after we receive your written request.

The face amount will be decreased or eliminated in the following order:

- first, the most recent increase,

- second, the next most recent increases successively, and

- last, the initial face amount.

We will deduct a surrender charge from the policy value on the date of the decrease. The surrender charge will be the surrender charge for the face amounts, which are decreased or eliminated in the order as noted above.

You may choose the sub-account from which these charges will be deducted; but if you do not choose, we will allocate the charges pro rata.

We will provide you with new specification pages. These pages will include the following information:

- effective date of the decrease,

- amount of the decrease and the face amount remaining in force,

- new minimum monthly payment, if any,

- new guideline premiums,

- new monthly expense charge, and

- new surrender charges applicable to the entire policy.

You may not decrease the face amount to less than our minimum issue limit for this type of policy. We reserve the right to establish a minimum limit on the amount of any decrease.


Form 1034-99                          20

                            PAYMENT OF BENEFITS

PAYMENT OPTIONS: Upon written request, the surrender value or all or part of the net death benefit may be placed under one or more of the payment options offered by us at the time the request is made. If you make no election, we will pay the benefit in a lump sum. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay us any amount that otherwise would be deducted from the net death benefit.

The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provisions, you may change any option selection before the net death benefit becomes payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.



SUMMARY:

- FLEXIBLE PREMIUM VARIABLE SURVIVORSHIP LIFE INSURANCE POLICY
- ADJUSTABLE SUM INSURED
- DEATH PROCEEDS PAYABLE AT DEATH OF THE SURVIVING INSURED
- FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE
- COVERAGE TO THE FINAL PAYMENT DATE AND AMOUNT OF POLICY VALUE NOT GUARANTEED
- NONPARTICIPATING


Form 1034-99                          21